UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

Ondas Inc.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

Ondas Inc. (the “Company”) has distributed proxy materials to its stockholders, including a Notice of the 2026 Annual Meeting of Stockholders and Definitive Proxy Statement (the “Notice and Proxy Statement”) for its Annual Meeting of Stockholders to be held on Thursday, May 28, 2026 (the “Annual Meeting”). A copy of the Notice and Proxy Statement was filed with the Securities and Exchange Commission on April 20, 2026.

On May 22, 2026, the Company posted a video on X and LinkedIn regarding the Annual Meeting. A copy of the post and transcript of the video is included below.

Post:

Ondas is approaching its 2026 Annual Meeting of Stockholders. A majority of shares must be represented to establish quorum and move forward with our agenda.

Please take a moment to submit your proxy vote and support Ondas as we execute our Core + Strategic Growth program and build long-term stockholder value.

Please use 1-866-206-7416

Outside of the U.S. 1-551-368-0110

Email: ONDS@allianceadvisors.com

Website: www.allianceadvisors.com

[VIDEO]

Transcript of Video:

ANNUAL MEETING – CEO VIDEO TRANSCRIPT

Good afternoon everyone, and thank you for your continued support of Ondas.

As we approach our upcoming Annual Meeting of Stockholders, I’d like to personally encourage all stockholders to submit their proxy votes. An important priority for us right now is ensuring that we achieve the required quorum of at least a majority of the shares outstanding. We are working hard alongside our proxy solicitation team at Alliance Advisors to reach stockholders, and we need your support to continue executing our strategy and driving growth at Ondas.

Please take a few minutes today to submit your proxy vote. You can follow the link or call the number shown at the end of this video to record your vote.

Over the past year, Ondas has built significant momentum across our business. We have executed aggressively against our Core + Strategic Growth program, expanded our technology and operating platforms, strengthened our balance sheet, and positioned the Company at the center of a rapidly growing global demand for unmanned and autonomous systems.

Most importantly, we believe we are creating substantial stockholder value through execution.

Our revenue growth, expanding backlog, increasing customer engagement, and growing M&A pipeline are all evidence that our strategy is working. We’re building a scaled global operating platform to deliver autonomous solutions across defense, homeland security, public safety, and critical infrastructure markets worldwide.

An important proposal at this year’s Annual Meeting is the request to increase our authorized share count.

We want you – as a stockholder -- to clearly understand why this matters.

Today, a meaningful portion of our authorized shares are reserved for warrants with significantly higher strike prices. These warrants will only be exercised if our stock price appreciates dramatically from current levels—which, of course, is exactly what we are focused on achieving for our investors.

However, while those shares remain reserved, they constrain our flexibility to execute our strategic growth plan, particularly our M&A program.

Importantly, we are approaching this opportunity from a position of strength, with approximately $1.4 billion in cash supporting our growth strategy. Our Board and management team remain highly disciplined in evaluating the cost of capital and expected stockholder returns associated with every strategic investment.

We believe our acquisition strategy is highly accretive to stockholder value. These acquisitions are expanding our capabilities, accelerating revenue growth, strengthening our operating platform, and increasing our ability to serve customers globally. It is helping us build a very large and valuable company over time.

Our objective is not simply growth for growth’s sake. Our focus is on disciplined execution, responsible capital allocation, and increasing long-term stockholder value per share.

On behalf of our entire leadership team, thank you again for your support, your confidence, and your partnership.

We are deeply committed to our stockholders. Our management team are investors alongside you, and we remain fully focused on executing our strategy and working extremely hard on your behalf every day.

Please take a moment to submit your proxy vote and help us continue building what we believe can become one of the leading autonomous systems companies in the world.

Thank you.

If you need assistance voting your shares, please contact:

1-866-206-7416

Outside of the U.S. 1-551-368-0110

Email: ONDS@allianceadvisors.com

Website: www.allianceadvisors.com

Also, on May 22, 2026, the Company posted the following on X.

Post:

Forward-Looking Statements

Statements made in this document that are not statements of historical or current facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers that forward-looking statements are predictions based on our current expectations about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Our actual results, performance, or achievements could differ materially from those expressed or implied by the forward-looking statements as a result of a number of factors, including the risks discussed under the heading “Risk Factors” discussed under the caption “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K or any updates discussed under the caption “Item 1A. Risk Factors” in Part II of our Quarterly Reports on Form 10-Q and in our other filings with the SEC. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise that occur after that date, except as required by law.

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